Exhibit 5

March 30, 2007

Black Hills Corporation

625 Ninth Street

Rapid City, South Dakota 57701

Re:	Black Hills Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

I am General Counsel of Black Hills Corporation, a South Dakota corporation (the “Company”), and I have acted as counsel for the Company in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to 4,170,891 outstanding shares of common stock of the Company, par value $1.00 per share that may be sold from time to time, pursuant to Rule 415 under the Securities Act, by certain selling stockholders of the Company (the “Selling Stockholder Shares”). The Selling Stockholder Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendments thereto, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus (the “Prospectus Supplements”).

I have examined (i) the Registration Statement, (ii) the Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, which are exhibits to the Registration Statement, and (iii) a form of the share certificate, which is also an exhibit to the Registration Statement. In addition, I have examined such certificates of public officials and of corporate officers and directors and such other documents and records as I have deemed appropriate for purposes of the opinions set forth herein.

I have assumed the genuineness of all signatures on the documents I have reviewed, the authenticity of all such documents submitted to me as originals, the conformity to the originals of all such documents submitted to me as photocopies, facsimiles, or conformed copies, and the authenticity of the originals of such latter documents.

I am admitted to the bar in the State of South Dakota. The opinions expressed herein are limited to the laws of the State of South Dakota.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder. This opinion is expressed as of the date hereof and I expressly disclaim any undertaking to advise you of any changes of the facts stated or assumed herein or any changes in applicable law coming to my attention after the date hereof.

Very truly yours,

/s/ Steven J. Helmers

Steven J. Helmers

General Counsel